EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Rofin-Sinar Technologies Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-13075 and 333-103145) on Form S-8 of our report dated December 12, 2006, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income, cash flows and the financial statement schedule of Rofin-Sinar Technologies Inc. and subsidiaries for the fiscal year ended September 30, 2006.

/s/ KPMG LLP
Detroit, Michigan
November 28, 2008